IP & IT ASSET PURCHASE AGREEMENT

This document (“Agreement”) reflects the agreement of iHealthcare, Inc., a Delaware Corporation with an address of 3901 NW 28th Street, 2nd Floor, Miami, Florida 33142, (“iHealthcare”) and Empower Holdings Group, LLC, a Florida Limited Liability Company with an address of 8724 SW 72 Street, Suite 459, Miami, Florida 33173, (“Empower”) (hereinafter, collectively iHealthcare and Empower are also known as the “Parties,” or individually as a “Party”) to engage in business on the terms set forth below, as well as such other terms and conditions as the Parties may agree. The Parties may reduce the terms listed below to a more complete written agreement, but they are not required to do so.

This Asset Purchase Agreement applies only to the IP and IT business lines of the Empower Holdings Group, and is binding, and without the execution of a more formal contract or other writing, any and all substantive terms contained herein shall be deemed binding and conclusive as to the terms associated with business/contract. Any contractual terms not specifically set forth herein, shall first be determined vis-à-vis the course of dealing between the Parties and thereafter, what would otherwise be commercially reasonable in the respective field.

WHEREAS, iHealthcare possesses, has created, invented and/or owns valuable, confidential and proprietary information, relationships and/or methodology directed to providing solutions to today’s Healthcare challenges by employing innovative ideas, products, and services and all related issues, marketing models, financial models and business models (iHealthcare’s “Confidential Information” as more particularly defined below), which iHealthcare may reveal to Empower in confidence, for the purposes of permitting Empower to evaluate iHealthcare’s Confidential Information and further the potential business relationship between iHealthcare and Empower;

WHEREAS, Empower possesses, has created, invented and/or owns valuable, confidential and proprietary information, relationships and/or methodology directed to Healthcare products, services and technologies and all related issues, marketing models, financial models and business models (Empower’s “Confidential Information” as more particularly defined below), which Empower has revealed and will reveal to iHealthcare in confidence, or the purposes of permitting iHealthcare to evaluate Empower’s Confidential Information and further the potential business relationship between iHealthcare and Empower;

WHEREAS, the Parties desire to use their respective assets for the common goal of assisting the rural healthcare landscape, driving healthcare insurance costs down, providing innovative products and tools, and growing a small footprint of Hospitals and Service Offerings into a major sustainable business that will serve communities throughout the United States;

WHEREAS, the Parties consider their ongoing relationship and potential business relationship to be independently valuable;

NOW, THEREFORE, for and in consideration of the ongoing and potential relationship between iHealthcare and Empower, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, iHealthcare and Empower, intending to be legally bound, do hereby agree as follows and acknowledge the above recitals as true and incorporated herein, and:

1)	TERMS. The Parties herby agree as follows:

iHealthcare agrees to acquire under this Asset Purchase Agreement, the IT and IP Platforms from Empower Holding Group , including all USA and India business operations of Empower HIS of India and Nagata Technologies, LTD., and all Intellectual Property (IP) from Jorge Perez and Ricardo Perez. The Parties upon execution of this Agreement shall proceed to finalize the transfer of the IT Department Infrastructure and Services, as listed in Exhibit A of this Asset Purchase Agreement, and shall further entail:

1.	All IT Departments including the existing workforce in the USA and India
2.	IT infrastructure and license[s] transfer – Data Networks/Storage
3.	Vendor and Partner contracts
4.	Telehealth, Telemedicine, Telemetry Projects and Mobile APPS
5.	Hardware and Business Software
6.	Hospital and Physician EMR
7.	Intellectual Property, including any Copyrights, Brands and/or Trademarks
8.	Related Business Documents

b)	Empower Liabilities. The Parties shall proceed to address “Empower Liabilities” that may arise under this Asset Purchase Agreement, and may entail:

1.	Compliance matters, if any.
2.	Reconcile defense obligations, legal costs and settlement proceeds, if any

c)	iHealthcare IT and IP Business Development. The Parties shall proceed to generate all new Business Development under this Asset Purchase Agreement exclusively under “iHealthcare” which shall entail:

1.	Sourcing of new “Business Development Deals” directly to iHealthcare.
2.	Intercompany Service Agreements to support new ventures.
3.	Acquisitions of all types.

d)	iHealthcare and Empower shall provide appropriate insurance and indemnifications as need be;

e)	iHealthcare and Empower shall execute such additional documentation as may be necessary; and,

2)	CONSIDERATION. The parties acknowledge that under this Asset Purchase Agreement of Empower’s IT and IP assets and “book of business”, the Parties agree to mutually work together to grow the business model and create new revenue lines that are currently not operational. With this in mind, the valuation for this Asset Purchase Agreement is structured as follows:
a)	Purchase Price: $2,500,000.00
1.	Intellectual Property, IT, Software/Source Code and Management Knowhow: $2,500,000
b)	Board Appointment: The Perez family may designate an individual to serve on the iHealthcare Board of Directors.
c)	Once the Perez Book of Business generates $250,000.00 net revenue for two consecutive months, then appropriate salaries will be provided pursuant to additional negotiations.
d)	Terms in General:
1.	iHealthcare shall issue a Promissory Note for 100% of the agreed value under this Asset Purchase Agreement.
2.	Promissory Note will have a 10 year term and 4% simple annual interest on the unpaid balance.
3.	Promissory Note may be prepaid without penalty, in full or in part, in cash or common stock at the option of iHealthcare.
4.	Offsets: Promissory Note shall contain provisions for offsets relating to potential or known liability events that occurred prior to closing. Standard provisions are: iHealthcare, Inc. may offset the amounts due on the promissory note~~s~~ during the payout period in the event of:
a)	Litigation Relating to IT / IP Products:
b)	India Business Unit: Undisclosed liabilities.
c)	Seller Participation: Any claims sought under this provision shall be vigorously contested with the full involvement and participation of the Seller, including access to documents, participation in meetings and conference calls and final settlement discussions. Seller will pay their own expenses, if any, incurred by the Seller in this process.

e)	Terms of iHealthcare Preferred C Stock:
1.	Preferred Series C Shares: A total of 500,000 Preferred Series C Shares par value $0.0001 per share will be allocated to the Perez Family, as part of this Asset Purchase Agreement. Terms will be listed and Certificate of Designation for Preferred C Shares filed with the State of Delaware along with Board Resolution. The Perez Family shall provide a list of names that they desire to provide Shares, with the total amount desired per name listed, prior to allocation.
2.	Convertible Note: The 500,000 Preferred Shares C will be issued as a Convertible Note to each shareholder.
3.	Conversion: The Conversion value is one share of Preferred Stock to one share of Common Stock
4.	Value Assurance Guarantee: When converted from Preferred Shares to Common Stock, iHealthcare guarantees a minimum value, only on the date of conversion, of $1.00 per share converted. If the value of the Common Stock trading on that day is below $1.00 per share, the company will issue sufficient additional Common Stock share’s so that the total value of the redeemed converted Preferred Stock redeemed to Common Stock equals a minimum of $1.00 per share based on the conversion date’s closing per share value of Common Stock. If the value is in excess of $1.00 per share on the date of conversion, the share conversion remains 1:1 and the Holder shall retain the upside value, if any. Common stock must be trading on a public exchange to qualify.
5.	Restricted Share Tranches and Vesting: When each restricted share tranche reaches maturity in the Convertible Note on the following schedule of performance, the note will covert to Preferred Shares as listed, at the option of the Holder.
a)	500,000 shares vested upon closing.
6.	Restricted Share Conversion Schedule: Vested Preferred shares may convert and then shall be exercisable for conversion to Common Stock, all or in part or none, at the option of the Holder only after the closing of the management contracts, billing contracts and IT transfer and the final tranche is earned according the following schedule:
a)	500,000 – 12 months from date of closing.
7.	COC: Accelerated Conversion and call back on then existing terms at Change of Control.
8.	Call Option: iHealthcare may call or force conversion all or part of the stock in the event of a recapitalization or liquidation event or public offering.
9.	Voting: Preferred C Shares are non-voting until converted to Common Stock.
10.	Reserves: iHealthcare Inc. shall reserve sufficient shares of Preferred C and Common stock to meet the obligations of this agreement.
11.	Interest: No interest is paid or due on equity offers.
12.	Offsets: Preferred C Shares are subject to offsets prior to maturity or vesting [same as Promissory Notes]

3)	NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.

a)	The Parties acknowledge that they each have, may obtain or may develop certain Confidential Information (as defined below) in the ordinary course of their business and that the Parties may learn of, or have access to, each other’s Confidential Information during the course of their business relationship with each other.

b)	For the purposes of this Agreement, the term “Confidential Information” shall mean any and all confidential and/or proprietary knowledge, data, information or trade secrets used, obtained, or developed by or for a Party that is treated as confidential by that Party, or is of a nature that should reasonably be understood by the receiving Party to be confidential, and is not and otherwise would not be regularly and routinely available to the general public. The term “Confidential Information,” includes, without limitation, information and data, whether in written, oral, graphic or machine-readable form, but shall not include that which is (i) publicly available by other than unauthorized means, (ii) disclosed to others by the disclosing Party or other proper Party without restriction, (iii) rightfully received from a third party without restriction, (iv) discoverable by common observation, through publicly or commercially available sources, or by inspection or analysis of products in the market place, or (v) general skill and knowledge.

c)	The receiving Party hereby agrees to comply with any and all of the disclosing Party’s commercially reasonable policies and procedures for the protection of Confidential Information and, except as required by law or by the nature of receiving Party’s duties for the disclosing Party or with the prior written approval of an authorized officer of the disclosing Party, receiving Party will not, during its business relationship with disclosing Party or at any time thereafter, use or disclose, directly or indirectly in any manner, any Confidential Information of the disclosing Party, including the fact that Confidential Information has been made available to the receiving Party for any purpose other than in furtherance of the business relationship with disclosing Party. The provisions of this Agreement regarding disclosure and use of Confidential Information shall survive the termination or expiration of this Agreement and shall be effective forever.

d)	The receiving Party hereby agrees that any Confidential Information is and shall remain the sole and exclusive property of the disclosing Party for use in the disclosing Party’s business and shall be used solely in connection with furtherance of the business relationship with disclosing Party and shall not be used by receiving Party, directly or indirectly, in any other manner whatsoever. Under no circumstances whatsoever shall receiving Party have any proprietary or other legal right to the disclosing Party’s Confidential Information during, or subsequent to the termination or cessation of, the business relationship of the Parties.

e)	The receiving Party hereby agrees not to disclose, copy, or remove from the premises of the disclosing Party any documents, records, tapes or other media or format that contain or may contain Confidential Information, except as required by the nature of receiving Party’s duties for the disclosing Party or as otherwise approved in writing by an authorized officer of the disclosing Party. Upon termination or cessation of the business relationship of the Parties, regardless of the reason for such termination or cessation, receiving Party hereby agrees to return immediately to the disclosing Party, or destroy at the disclosing Party’s discretion, all originals and copies of documents, records, tapes, or any other media or format that contain or may contain Confidential Information. Furthermore, all Confidential Information belonging to disclosing Party will be and remain solely the property of disclosing Party. Any such return or destruction, as applicable, of Confidential Information shall be certified in writing by receiving Party to disclosing Party within three (3) days of the return or destruction. Any Confidential Information that is not returned or destroyed, including any oral Confidential Information, will continue to be kept confidential and subject of the terms of this Agreement.
f)	In the event receiving Party is legally compelled to disclose Confidential Information belonging to disclosing Party, the receiving Party shall promptly notify disclosing Party of each such requirement so that disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In any such event, receiving Party will only disclose such Confidential Information that s/he/it is advised by counsel to disclose and legally required to be disclosed and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information.

g)	The receiving Party’s access to Confidential Information shall automatically terminate at the termination or expiration of the relationship between the Parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing, disclosing Party may immediately terminate access to its Confidential Information at any time.

h)	Neither of the Parties to this Agreement shall make any announcement of the proposed transaction contemplated by this Agreement, without the prior written approval of the other, which approval will not be unreasonably withheld or delayed. The foregoing shall not restrict in any respect the Party’s ability to communicate information concerning this Agreement, and the transactions contemplated hereby, to their respective affiliates’, officers, directors, employees and professional advisers; and, (to the extent relevant), to third parties whose consent is required in connection with the transaction contemplated by this Agreement.

4)	NON-CIRCUMVENTION.

a)	The Parties understand that in the performance of this Agreement they may each reveal to each other, contacts and relationships which are not otherwise known to the general public or to whom the general public may otherwise not have access.

b)	The Parties will not in any manner solicit, nor do business in any manner with individuals, entities, related parties or their affiliates (“Source(es)”), which were made available to them through this Agreement by the other Party, without the express permission of the party who made available the Source;

c)	Source shall include, without limitation, any contact, contract or transaction with all persons, companies (e.g., limited liability companies, etc.), firms, partnerships (e.g., general partnerships, limited liability partnerships, etc.), corporations (e.g., domestic, foreign, international), co-ventures, joint ventures, trusts or any other entity with which they or any associate, agent, employee, or representative are or may be in any way associated or concerned, no matter the country of origin or origination of the association.

d)	A Party will not attempt either directly or indirectly, for the purposes of circumventing the other Party, to make any contact with any individual or entity, including without limitation relationships, customers or clients, whose identity is made known to one Party solely in connection with their relationship with the other Party, as contemplated by this Agreement, without the prior written approval of such other Party. The identity of such individuals and entities shall be deemed proprietary and valuable to the Party in whose knowledge, such identity currently resides.

e)	The Parties will maintain complete confidentiality regarding each other’s Sources and will disclose such Sources only to third parties only pursuant to the express written permission of the Party who made available the Source;

f)	The Parties will not disclose names, addresses, e-mail address, telephone and tele-fax or telex numbers to any Sources, to third parties and the Parties each recognize such Sources as the exclusive property of the providing Party and they will not enter into any direct negotiations or transactions with such Sources revealed by the other Party;

g)	The Parties further undertake not to enter into business transaction with banks, iHealthcare’s sources of funds or other bodies, the names of which have been provided by one of the Parties to this agreement, unless written permission has been obtained from the other Party to do so.

h)	The Parties also undertake not to make use of a third party to circumvent this clause.

5)	INVENTIONS AND CREATIONS.

a)	Ownership and Assignment of Creations via Acquisition. Any and all inventions, discoveries, improvements, creations, software, source codes, updates, upgrades, derivative works, hardware, data base rights, processes, licenses, concepts, techniques, trade secrets, know how, discoveries, works or ideas (collectively “Creations”) whether or not patentable or copyrightable which Empower has conceived or made or may conceive or make during the relationship with the each other, and/or in any way, directly or indirectly, connected with this Agreement, shall be Assigned and Transferred under each Acquisition and be made the sole and exclusive property of iHealthcare in this Asset Purchase Agreement. The Parties agree that (i) all works created by Empower in connection with this Agreement, whether or not patentable or copyrightable are part of and ownership is hereby Assigned and Transferred under this Asset Purchase Agreement to iHealthcare and shall be the sole and complete property of iHealthcare; (ii) any and all copyrights or patents to such works shall belong to iHealthcare; and (iii) Empower shall execute all documents that may be necessary to convey or assign any rights they may have in such Creations to iHealthcare. Empower hereby assigns all proprietary rights to improvements, modifications, adjustments, prototypes, or other developments made by them regarding the subject matter, including copyright, in these works to iHealthcare under this Asset Purchase Agreement. Empower further irrevocably waives and assigns any claims for royalties, compensation, commission, revenue or other benefits from the creations that may inure to Empower to iHealthcare Inc.

b)	If any of these improvements, modifications, adjustments, prototypes, or other developments made to the Inventions becomes the subject of one or more patent application disclosures, the invention rights and any associated patent rights shall be assigned from Empower to iHealthcare and both Parties agrees to cooperate in the preparation and execution of any documents necessary to assign these invention rights and related patent rights, and to participate in the prosecution of any related United States, Chinese and other patent applications in other international jurisdictions.

c)	Empower further warrants that the Creations were developed as “work for hire” are free and clear of any third party claims to ownership, royalty, rights, license or other encumbrances or compensation and are conveyed free and clear of restrictions.

d)	Disclosure of Creations. Empower further agrees to (i) disclose promptly to iHealthcare all such Creations which Empower has made or may make solely, jointly, or commonly with others, (ii) assign all such Creations to iHealthcare, and (iii) execute and deliver any and all applications, assignments, or other instruments which Empower may deem necessary in order to enable it, at its expense, to apply for, prosecute, and obtain copyrights, patents or other proprietary rights in the United States and foreign countries or in order to transfer to iHealthcare all right, title, and interest in such Creations.

6)	COVENANT NOT TO COMPETE

a)	In accordance with this Agreement, and the ultimate goal of consolidating the assets of Empower into iHealthcare (the future iHealthcare being referred to as the “Ongoing Entity”) the Parties will gain knowledge of certain proprietary information belonging to the other Party and valuable confidential business or professional information. The Parties may also acquire substantial relationships with specific prospective or existing customers or clients and gain customer or client goodwill associated with the Parties’ ongoing business or professional practice. The Parties may additionally be provided with extraordinary or specialized training, specific to the Parties’ field of business and specific business. In light of the above, the Parties acknowledges and agrees that the they each are entitled to a Covenant Not To Compete and such restraint is reasonably necessary to protect the legitimate business interest or interests of the Parties, to the extent that there is an Ongoing Entity.

b)	Accordingly, during the Parties’ relationship with each other and for a period of 5 years from the date of this Agreement, for any reason, the Parties shall not, directly or indirectly, through another person or entity, compete with the each other anywhere where the Ongoing Entity does business or owns an interest in or, as principal, agent, contractor, consultant, or employee or otherwise, engages in activities for or renders services to any firm or business that competes with the Ongoing Entity, “Compete” being defined as conducting business in the marketplace, and all related marketing models and business models. The territory shall be deemed to initially be the United States of America and such other locations as the Ongoing Entity may be doing business at any time and also those States in which Ongoing Entity has reasonably advanced toward doing business.

c)	“Compete” shall additionally include without limitation, soliciting, providing services to, or otherwise engaging in a business transaction with customers or clients of the Ongoing Entity or any affiliate of the Ongoing Entity, or directly or indirectly soliciting for employment any of the Ongoing Entity’s employees, or the employees of any of the Ongoing Entity’s affiliates.

7)	INDEMNIFICATION AND MUTUAL HOLD HARMLESS

(a) Empower shall indemnify, defend and hold harmless iHealthcare and its affiliates, their respective shareholders, officers, directors, employees, and agents, against and in respect of any and all losses, claims, damages, causes of action, actions, obligations, liabilities, deficiencies, suits, proceedings, actual out-of-pocket obligations and expenses (including cost of investigation, interest, penalties and reasonable attorneys' fees) (collectively, "Losses") arising out of or due to the operation of the Business or relating to events prior to closing by iHealthcare, its affiliates, agents, servants and/or employees after Closing under the provisions of this Agreement. The obligations set forth in this Section 7(a) shall survive for a period of one (1) year following the Expiration Date.

(b) iHealthcare shall indemnify, defend and hold harmless Empower and its affiliates, their respective shareholders, officers, directors, employees, and agents, against and in respect of any and all Losses arising out of or due to gross negligence of the Manager, its affiliates, agents, servants and/or employees prior to and during the commencement of the term of this Agreement. The obligations set forth in this Section 7(b) shall survive for a period of one (1) year following the Expiration Date.

(c) If a party entitled to indemnification (the "Indemnitee") receives notice of any claim or the commencement of any action or proceeding with respect to which a party is obligated to provide indemnification (the "Indemnifying Party") pursuant to subsections (a) and (b) of this Section, the Indemnitee shall promptly give the Indemnifying Party notice thereof (Indemnification Notice"). Such Indemnification Notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement. Except as provided below, the Indemnifying Party may compromise, settle or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee. In any event, the Indemnitee, the Indemnifying Party and the Indemnifying Party's counsel shall cooperate in the compromise of, or defense against, any such asserted liability. If the Indemnifying Party provides the Indemnitee a defense to a third party claim at the Indemnifying Party's cost with a qualified attorney, Indemnitee may participate and/or monitor the defense with an attorney of the Indemnitee's selection (at the Indemnitee's own expense). Provided that the Indemnifying Party pays for the full cost of the settlement of any claim, the Indemnifying Party may settle any claim without the consent of the Indemnitee. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

8. LIMITATION OF LIABILITY

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 7, OR DAMAGES AVAILABLE FOR BREACHES OF THE OBLIGATIONS SET FORTH IN SECTION 7.

a)	Upon request of any Party to this Agreement, the requested Party(ies) shall take such further actions, and shall cause its (their) personnel, agents, and employees to take such further actions, including execution and delivery of documents, that may reasonably be deemed necessary or desirable to accomplish or evidence more further the objectives and intent of this Agreement.

b)	This Agreement contains the complete understanding between the Parties and shall as of the date hereof, supersede all other agreements, whether they are written or oral, between the Parties concerning the particular subject matter. Paragraphs 2 through 11 constitute a binding contract and will continue in full force and effect surviving the termination of this Agreement. Paragraph 1 is a statement of interest and intent to do business, but as set forth above, Paragraph 1 shall become binding to the extent that the Parties complete Due Diligence (as defined below) and iHealthcare elects to proceed, or where iHealthcare provides any capital to Empower, without a more formal writing, the substantive terms herein shall be conclusive as to the agreement of the Parties. Further, to the extent that additional substantive terms are in issue, the course of conduct of the Parties shall be controlling as to such terms.

c)	No waiver or modification of this Agreement or any covenant, condition or limitation herein contained shall be valid and no evidence of waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the Parties hereto arising out of or affecting this Agreement or the rights or obligations of the Parties hereunder, unless such waiver or modification is in writing duly signed by all Parties, or in an email exchange where both Parties have commented.

d)	All agreements and covenants contained herein are severable, and in the event that any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreement or covenant is not contained herein.

e)	The failure of any Party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant, or condition, but the obligations of any Party with respect thereto shall continue in full force and effect.

f)	Neither this Agreement nor any interest herein may be assigned in whole or in part by any Party hereto without the prior written consent of all other Parties.

g)	The terms and existence of this Agreement are confidential, and neither the contents nor its details of the Agreement may be shown or disclosed by either Party, except to those individuals with who have a need to know as a result of being involved in or related to this Agreement.

h)	In addition to any remedies under the applicable law, the Parties recognize that any breach or violation of any provision of this Agreement may cause irreparable harm to the other Party, which money damages may not necessarily remedy. Therefore, upon any actual or impending violation of any provision of this Agreement, either Party may obtain from any court of competent jurisdiction a preliminary, temporary or permanent injunction, restraining or enjoining such violation by the other Party or any entity or person acting in concert with that Party.

i)	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida. IF A DISPUTE ARISES, THE PARTIES WILL: (a) RESOLVE ALL DISPUTES BY BINDING ARBITRATION HELD IN MIAMI-DADE COUNTY, FLORIDA BEFORE A SINGLE ARBITRATOR FROM JUDICIAL ARBITRATION AND MEDIATION SERVICES, INC. (“JAMS”); AND (b) WAIVE ANY RIGHT TO CIVIL TRIAL BY JUDGE OR JURY. Notwithstanding the foregoing, all claims alleging violation of restrictive covenants, mishandling of Confidential Information, or transgression of intellectual property rights, shall be subject to the exclusive jurisdiction, in Miami, Florida, of either the Florida state courts or the US District Court. Before accepting appointment, the arbitrator shall agree: (a) that the arbitrator’s award shall be made within nine (9) months of the filing of a notice of intention (or demand) to arbitrate (but it may be extended by written agreement of the parties); (b) to base any decision or award on governing law; (c) to not award punitive or other damages that are not measured by the prevailing party’s actual damages, except as may be required by statute; and (d) to issue an award in writing within ten (10) days of concluding the presentation of evidence and briefs. Judgment may be entered in any court having jurisdiction thereof. The prevailing party shall be entitled to recover from the other party its costs and expenses, including reasonable attorney’s fees.

j)	Electronic Document Transmissions.

a.	The Parties further agree:

1.	To the extent that they are not in conflict with this document, that the use of electronic messages shall create valid and enforceable rights and obligations between them; and

2.	That to the extent permitted under the applicable law, electronic messages shall be admissible as evidence, provided that such electronic messages are sent to addresses and in formats, if any, designated either expressly or implicitly by the addresses; and

3.	Not to challenge the validity of any communication or agreement between them solely on the ground of the use of electronic means, whether or not such use was reviewed by any natural person.

2.	This Agreement may be executed in separate counterparts all of which shall be deemed to be one (1) agreement.

SIGNATURE PAGE TO FOLLOW

EXHIBIT A

Empower IT - IP Platform Inventory

EXHIBIT B

VB.net Software IP and IT Platform

EXHIBIT B

SOFTWARE SUITE-INTELLECTUAL PROPERTY

a.	Proprietary Hospital and Lab Billing Systems.
b.	Proprietary Lab Management and Lab Information systems integrated with recently acquired Medical Applied Solutions source code.
c.	Empower Rural Hospital EMR now being deployed to Empower Hospitals.
d.	Telemedicine Robots.
e.	Telehealth infrastructure under construction in Kanas City
f.	CadiraMD APP with exclusive rights in the United States market.

VB.net Platform

1.	Empower EMR: Single or Multi physician or multi-specialty or hospital EMR\EHR ONC certified EMR. Includes: charge capture; basic claims requirements; mobile interfaces; "Lite" version for Homecare, hospital rounds and paperless patient charting.

2.	Empower PMS: Ambulatory/Physician/Medicare Part B billing system, with scheduling, eligibility, collection, interf ace with EHR. Reimbursement Module and Collections Module - Promise to Pay Que.

3.	Empower HIS: Complete hospital system, includes ADT, billing system for both Part A and Part B [including UB 92, DRG and Medicare 1500], Collections, Reports, Census, Bed management, etc. Patient registration and pre-registration, hospital wide patient scheduling, patient recall, patient reminder {text, email, and voice), insurance eligibility verification, patient accounting, cost center reporting, document imaging, claims scrubbing, ICD 9 to ICD 10 crossover, ECT and ERA modules. Patient Kiosk for check in.

4.	Empower Rehab Management -ARMS Addiction Rehab Management System: Complete Rehab center management system, document imaging, forms filler, billing, financial tracking, etc.

5.	Empower Lab Management: Laboratory Back office management system, including billing for client and insurance plans, etc - interfaced to LIS.

6.	Empower PACS {Requires partial Licensing from Leadtools): Radiology system, includes RIS, and report writer. Archiving images, interface with all modalities.

7.	Empower HL7 Connect {using MIRTH as the engine): HL7 bi-directional engine to interface with all third party systems, including to Empower products.
8.	Empower Financials: Complete hospital and\or physician practice accounting system, including AR, AP, Inventory, Payroll, HR, Credentialing, PTO hours, time clock.

9.	Empower Docs (Some licensing with Leadtools): Document imaging syst em. Complete paperless system with auto cataloger.

10.	Empower Credentialing: Hospital or large practice clinical staff credentialing system, with contracting module. Tracks recertification's with alerts and can accept insurance fee schedule per provider.
11.	Empower Talks: Physician practice report writer.

12.	Empower Radiology Report Writer: Radiologist report writer (with macros and dragon interface).

13.	Patient Kiosk Module: Registration and check in.

14.	Operating Room Module: OR Room scheduling system, patient pre-registration, physician practice portal for scheduling requests and patient pre-registration, OR staffing, inventory, disposal supplies inventory and billing, OR billing, and OR EM R.

15.	Managed Care HCC Coding System for MRA Score: Missing HEDIS reports. [Incomplete]

16.	Empower Wellness: Medicare AWV M odule. [Incomplete]

17.	Patient Health Portal: Customized patient health portal with practice messaging and scheduling requests. Includes pre-registration and patient quest ionnaire. Customized patient reminder via letter, text messaging, emai l, or digital voice call with keypad response. System reports reminder status. Interfaces via an ASCII file. [Incomplete]

18.	Radiology Information System (RIS): Includes integration to PACS and Order Entry and Results. [Incomplete]
19.	Patient Information Exchange Server: Interface with patient portal, and physician practice, and hospital systems. [Incomplete] Interface List:
20.	Empower LIS: Assignment of Empower rights to sell LIS to IHCC customers; Interface to LIS Technologies . LIS is a third party licensed product.